                                Symetra Life Insurance Company
[777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135]
[Mail to: PO Box 674420 | Houston, TX 77267-4420]
[Phone 1-800-796-3872 | www.symetra.com]
HOSPITAL AND NURSING HOME WAIVER ENDORSEMENT
This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.
The effective date of this endorsement is the Contract Date.
Contract Number:[000000000000]
Owner(s):[John Doe]
DEFINITIONS
Hospital: Either a lawfully-operated institution that is licensed as a Hospital by the Joint Commission on Accreditation
of Healthcare Organizations or a lawfully-operated institution that provides in-patient treatment under the direction of a staff of Physicians and has 24-hour per day nursing services.
Nursing Home: A facility licensed by the state that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.
Physician: A health care practitioner licensed, board certified or board eligible, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner's condition or disease. It does not include you or a member of your family.
HOSPITAL OR NURSING HOME WAIVER
If you are confined to a Hospital or Nursing Home on the Contract Date, you are not eligible for this waiver of surrender or withdrawal charges and any applicable Market Value Adjustment (MVA) until after the first Contract Year.
Surrender or withdrawal charges and any applicable MVA may be waived for withdrawals taken after any Owner has been confined to a Hospital or Nursing Home for 30 consecutive days if:
•the confinement begins after the Contract Date; and
•the withdrawal is requested during confinement or within 90 days after confinement ends.
We may require proof of confinement. Proof of confinement may include a billing statement from the Hospital or
Nursing Home showing the dates of confinement and service, or a certification of confinement signed by the Owner's attending Physician. We will not require a physical exam as a proof of claim.
If the Contract is owned by a non-natural person as the agent for a natural person, the confinement of the Annuitant will be treated as the confinement of the Owner. In this case, all references to “you” or “Owner” in this endorsement are replaced by “Annuitant”.
The 30-day period may be satisfied by confinement in a combination of Hospitals and/or Nursing Homes. Separate periods of confinement beginning within 30 days of the start of a previous 30 consecutive day period for the same or related condition will be considered the same confinement.
A new 30 consecutive day period will be applied for a confinement due to a new or non-related cause or to a confinement occurring more than 30 days from the most recent confinement for the same or related condition.
DENIAL OF WAIVER CLAIMS
If we do not waive surrender or withdrawal charges or any applicable MVA for a Hospital or Nursing Home confinement, we will notify you of the denial and will not process the withdrawal until we have received confirmation from you to proceed with the withdrawal.
NOTICE OF CLAIM
To request a waiver of the surrender or withdrawal charges and any applicable MVA under this endorsement, you must notify us in writing, while the Contract is in force.
The required proof of claim will not be required sooner than 90 days after confinement ends. When it can be shown that it was not reasonably possible to provide proof within the required period of time and that the proof was given as soon as possible, the required proof will be considered to have been received in a timely fashion. However, in no event, except in the absence of legal capacity may the required proof be provided later than one year after proof is otherwise required.
TERMINATION
This endorsement terminates on the date the Contract terminates. Termination of the Contract shall not prejudice the waiver of any surrender or withdrawal charge while the waiver benefit was available.
Symetra Life Insurance Company
[Margaret Meister]
[President]
[Symetra® is a registered service mark of Symetra Life Insurance Company.]